Exhibit 99.1

Media Contacts	Investor Contact
Timothy Barello, 212.299.2256	investors@cmegroup.com
news@cmegroup.com	CME-G
www.cmegroup.com/media-room.html

FOR IMMEDIATE RELEASE

CME Group Appoints Tim McCourt as Global Head of Financial & OTC Products

•	Sean Tully to Retire in June

CHICAGO, March 30, 2023 – CME Group, the world’s leading derivatives marketplace, today announced that it has appointed Tim McCourt to serve in an expanded role as Senior Managing Director, Global Head of Financial & OTC Products, following the retirement of Sean Tully, Senior Managing Director, Interest Rates and OTC Products, on June 2, 2023.

“We appreciate the leadership Sean provided over the past decade for our financial products businesses, which included the successful migration to SOFR derivatives that now serve as the leading tool for hedging short-term interest rates,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “We are fortunate to have Tim McCourt, who has extensive experience across financial products, to lead these important business lines that allow our clients to manage risk in key asset classes.”

Prior to the new role, McCourt served as Global Head of Equity & FX Products since February 2022, when he was promoted to the Management Team. Going forward, he will oversee the company’s interest rates, equity index, foreign exchange and cryptocurrency futures and options markets, as well as the company’s BrokerTec cash treasuries platform and EBS spot FX platform. McCourt joined CME Group in 2013 as Executive Director, Equity Index Products.

On March 13, CME Group reported a record single-day trading volume of 66.2 million contracts across its markets – including a record 41.9 million interest rate contracts and a record 17.8 million equity index contracts. The same day, a record 15.5 million SOFR futures were traded, while a record 6.2 million SOFR options traded on March 14.

About CME Group

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec and EBS are trademarks of BrokerTec Europe LTD and EBS Group LTD, respectively. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“S&P DJI”). “S&P®”, “S&P 500®”, “SPY®”, “SPX®”, US 500 and The 500 are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones®, DJIA® and Dow Jones Industrial Average are service and/or trademarks of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Chicago Mercantile Exchange Inc. Futures contracts based on the S&P 500 Index are not sponsored, endorsed, marketed, or promoted by S&P DJI, and S&P DJI makes no representation regarding the advisability of investing in such products. All other trademarks are the property of their respective owners.

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